Exhibit 5.1
March 10, 2010
Castle Brands Inc.
122 East 42nd Street, Suite 4700
New York, New York 10168

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-8
Dear Ladies and Gentlemen:
     I have acted as special counsel to Castle Brands Inc., a Florida corporation (the “Company”), in connection with the Company’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of 10,000,000 shares (the “Shares”) of its Common Stock, $.01 par value per share, issuable from time to time upon the exercise of awards under the Castle Brands Inc. 2003 Stock Incentive Plan, as amended (the “Plan”).
     This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     In connection therewith, I have relied upon, among other things, an examination of such documents, records of the Company and certificates of its officers and public officials as I have deemed necessary for purposes of the opinions expressed below. In examining such documents, I have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by me, the authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to me as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that I have examined are accurate and complete.
     This opinion assumes that the provisions of the Company’s Articles of Incorporation will not be amended after the date hereof and that a sufficient number of authorized, but unissued shares of the Company’s common stock will be available for issuance when the Shares are issued. The opinion expressed below is limited to the General Corporation Law of the State of Delaware. This opinion is rendered only with respect to the laws, and the rules, regulations, orders and applicable judicial and regulatory determinations under those laws, that are currently in effect.
     Based on the foregoing, and subject to the stated qualifications, I am of the opinion that, when issued in accordance with the terms of the Plan and any applicable Agreements, the Shares will be duly authorized, validly issued, fully paid and non-assessable.
     I do not undertake to advise the Company of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to my attention.
     I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ BRIAN L. HELLER, ESQ.
Brian L. Heller, Esq.
Assistant Secretary and Special Counsel